SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------
                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT (AMENDMENT NO. 1) PURSUANT TO
             SECTION 14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                         -------------------------------
                         DYNAMICS CORPORATION OF AMERICA
                            (Name of Subject Company)

                                 WHX CORPORATION
                              SB ACQUISITION CORP.
                                    (Bidders)

                     COMMON STOCK, PAR VALUE $.10 PER SHARE
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)

                                   268039 10 4
                      (CUSIP Number of Class of Securities)

                                MR. RONALD LABOW
                              CHAIRMAN OF THE BOARD
                                 WHX CORPORATION
                              110 EAST 59TH STREET
                               NEW YORK, NY 10022
                            TELEPHONE: (212) 355-5200

            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)
                                 with a copy to:

                               ILAN K. REICH, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 753-7200
                         -------------------------------

         This Statement  amends and  supplements  the Tender Offer  Statement on
Schedule 14D-1 filed with the Securities and Exchange Commission on March 31, 1997 by SB Acquisition Corp., a New York corporation and a wholly owned subsidiary of WHX Corporation, a Delaware corporation, to purchase up to 649,000 shares of Common Stock, par value $.10 per share of the Company, including the associated Common Stock Purchase Rights. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Offer to Purchase and the Schedule 14D-1.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

         (a)      (1)      Offer to Purchase, dated March 31, 1997.*
                  (2)      Letter of Transmittal.*
                  (3)      Notice of Guaranteed Delivery.*
                  (4)      Letter to Brokers,  Dealers,  Commercial Banks, Trust
                           Companies and Other Nominees.*
                  (5)      Letter  to  Clients  for  use  by  Brokers,  Dealers,
                           Commercial   Banks,   Trust   Companies   and   Other
                           Nominees.*
                  (6)      Guidelines    for     Certification    of    Taxpayer
                           Identification Number on Substitute Form W-9.*

                  (7) Text of Press Release, issued by WHX Corporation on March 31, 1997.*
                  (8)      Summary Advertisement published on April 1, 1997.*
                  (9) Text of Press Release, issued by WHX Corporation on April 9, 1997.

         (b)      Not applicable.

         (c)      Not applicable.

         (d)      Not applicable.

         (e)      Not applicable.

         (f)      Not applicable.

--------
    *  Previously provided.


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



                                    SIGNATURE


         After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  April 9, 1997
                                        WHX CORPORATION


                                        By:/s/ Stewart E. Tabin
                                           --------------------
                                           Name:   Stewart E. Tabin
                                           Title:  Assistant Treasurer



                                        SB ACQUISITION CORP.


                                        By: /s/ Stewart E. Tabin
                                           ---------------------
                                           Name:  Stewart E. Tabin
                                           Title: Vice President


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
                                  EXHIBIT INDEX



EXHIBIT
NUMBER                                                                      PAGE
--------------------------------------------------------------------------------

         (a)      (1)      Offer to Purchase, dated March 31, 1997.*
                  (2)      Letter of Transmittal.*
                  (3)      Notice of Guaranteed Delivery.*
                  (4)      Letter to Brokers,  Dealers,  Commercial Banks, Trust
                           Companies and Other Nominees.*
                  (5)      Letter  to  Clients  for  use  by  Brokers,  Dealers,
                           Commercial   Banks,   Trust   Companies   and   Other
                           Nominees.*
                  (6)      Guidelines    for     Certification    of    Taxpayer
                           Identification Number on Substitute Form W-9.*
                  (7)      Text of Press Release,  issued by WHX  Corporation on
                           March 31, 1997.*
                  (8)      Summary Advertisement published on April 1, 1997.*
                  (9)      Text of Press Release,  issued by WHX  Corporation on
                           April 9, 1997.

         (b)      Not applicable.

         (c)      Not applicable.

         (d)      Not applicable.

         (e)      Not applicable.

         (f)      Not applicable.

--------
    *  Previously provided.


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